Exhibit 10.73

AMENDMENT NO. 1 TO CREDIT AGREEMENT AND WAIVER

This Amendment No. 1 to Credit Agreement and Waiver (“Amendment”) dated as of June 30, 2006 by and among the lenders signatories hereto (“Banks”), Comerica Bank as agent for the Banks (in such capacity, “Agent”), and Tecstar Automotive Group, Inc., an Indiana corporation (“Company”).

RECITALS

A. Company and Banks entered into that certain Second Amended and Restated Credit Agreement dated as of May 19, 2006 (“Agreement”).

B. The parties desire to amend the Agreement.

NOW, THEREFORE, the parties agree that the Agreement is amended as follows:

1. The following definitions in Section 1 of the Agreement are amended to read in their entireties as follows:

“ ‘Borrowing Base’ shall mean, as of any date of determination thereof, an amount equal to the sum of (i) the lesser of (A) seventy (70%) of Eligible Accounts and (B) Ten Million Dollars ($10,000,000) plus (ii) the lesser of (A) one hundred percent (100%) of the Loan Value of Eligible Securities Collateral and (B) Fifteen Million Dollars ($15,000,000); provided however, that the Borrowing Base shall be determined on the basis of the most current Borrowing Base Certificate required to be submitted hereunder, provided, further, that the amount determined as the Borrowing Base shall be subject to any reserves for contras/offsets, potential offsets due to customer deposits, and such other reserves as reasonably established by the Agent, at the direction or with the concurrence of the Majority Banks from time to time, including, without limitation any reserves or other adjustments established by Agent or the Majority Banks on the basis of any collateral audits conducted hereunder, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by Agent and the requisite Banks. In the event that Agent, at any time in its sole discretion, determines that the dollar amount of Eligible Accounts collectable by a Borrowing Base Obligor is reduced or diluted as a result of discounts or rebates granted by a Borrowing Base Obligor to the respective Account Debtor(s), returned or rejected Inventory or services, or such other reasons or factors as Agent reasonably deems applicable, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by Agent and the requisite Banks, Agent may, in its sole discretion, upon five (5) business days’ prior written notice to Agent, reduce or otherwise modify the percentage of Eligible Accounts included within the Borrowing Base and/or reduce the dollar amount of Eligible Accounts by an amount determined by Agent in its sole discretion. Advances shall be based first on the component of the Borrowing Base consisting of the Loan Value of Eligible Securities Collateral and then shall be based on Eligible Accounts.”

“ ‘Eurocurrency-based Rate’ shall mean a per annum interest rate which is equal to the sum of one half of one percent ( 1/2%), plus (b) the quotient of:

(A)	the per annum interest rate at which deposits in the relevant eurocurrency are offered to Agent’s Eurocurrency Lending Office by other prime banks in the eurocurrency market in an amount comparable to the relevant Eurocurrency-based Advance and for a period equal to the relevant Eurocurrency-Interest Period at approximately 11:00 A.M. Detroit time two (2) Business Days prior to the first day of such Eurocurrency-Interest Period, divided by

(B)	a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.”

“ ‘Prime-based Rate’ shall mean, for any day, that rate of interest which is equal to the greater of (i) the Prime Rate, minus one and one quarter percent (1 1/4%), and (ii) the Alternate Base Rate.”

2. The following definition is added to Section 1 of the Agreement in alphabetical order:

“Adjustment Amount” shall mean as of any date of determination an amount equal to seventy percent (70%) of the aggregate net proceeds of the issuance of any Equity Interests by any Loan Party after June 28, 2006 to the extent such aggregate amount exceeds $10,000,000.

3. Section 7.10 of the Agreement is amended to read in its entirety as follows:

“7.10 Tangible Effective Net Worth Commencing July 31, 2006, maintain as of the end of each fiscal quarter a Tangible Effective Net Worth of not less than the Adjustment Amount plus the following amounts during the periods specified below:

Fiscal Quarter	Amount
July 31, 2006	$40,400,000
October 31, 2006 and thereafter	$36,000,000”

4. Company violated the provisions of Section 7.10 of the Agreement for the periods ended April 30, 2006. Banks hereby waive such covenant violations for such period. The Banks also waive any Event of Default under the Agreement which arose solely as a result of the acquisition of Regency Conversions, LLC without the prior approval of the Banks. These waivers shall not act as a consent or waiver of any other transaction, act or omission, whether related or unrelated thereto, including any noncompliance with Section 7.10 for any period other than the period ended April 30, 2006. These waivers shall not extend to or affect any obligation, covenant, agreement or default not expressly waived hereby.

5. Company hereby represents and warrants that, after giving effect to the amendments and waiver contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company’s powers, have been duly authorized, are not in contravention of law or the terms of the Company’s Articles of Incorporation or Bylaws and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the representations and warranties of Company set forth in Sections 6.1 through 6.24 of the Agreement are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof; and (c) no Event of Default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, has occurred and is continuing as of the date hereof.

6. This Amendment shall be effective upon (a) execution hereof by Company, Agent and the Banks (b) execution of a Reaffirmation of Guaranty by the guarantors and (c) consummation of the sale by Comerica Bank of its loan to Concord Coatings, Inc. to an entity designated by Company.

7. This Amendment may be signed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

8. Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent		TECSTAR AUTOMOTIVE GROUP, INC.

By:		By:
Paul A. DeBono

Its:	Vice President	Its:

BANKS:			COMERICA BANK

By:
Paul A. DeBono

Its:	Vice President

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